AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1997

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                  SCHEDULE 13E-3
                                 (AMENDMENT NO. 3)

                         RULE 13E-3 TRANSACTION STATEMENT
        (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                   CALGENE, INC.
                                 (Name of issuer)

                                   CALGENE, INC.
                        MONSANTO ACQUISITION COMPANY, INC.
                                 MONSANTO COMPANY
                       (Name of Person(s) Filing Statement)

                      COMMON STOCK, PAR VALUE $.001 PER SHARE
                          (Title of class of securities)

                                    129598 10 8
                       (CUSIP number of class of securities)


       R. WILLIAM IDE, III, ESQ.                       LLOYD M. KUNIMOTO
 MONSANTO COMPANY & MONSANTO ACQUISITION COMPANY         CALGENE, INC.
      800 N. LINDBERGH BOULEVARD                       1920 FIFTH STREET
       ST. LOUIS, MISSOURI 63167                    DAVIS, CALIFORNIA 95616
            (314) 694-1000                              (916) 753-6313
  (Name, address and telephone number of persons authorized to receive notices and communications on behalf of persons filing statement)

                                   COPIES TO:
MARK G. BORDEN, ESQ.    ERIC S. ROBINSON, ESQ.      STEVEN J. TONSFELDT, ESQ.
   HALE AND DORR    WACHTELL, LIPTON, ROSEN & KATZ      VENTURE LAW GROUP
  60 STATE STREET         51 WEST 52ND STREET      A PROFESSIONAL CORPORATION
 BOSTON, MA 02109         NEW YORK, NY 10019           2800 SAND HILL ROAD
  (617) 526-6000            (212) 403-1000            MENLO PARK, CA 94025
                                                          (415) 854-4488


                                   APRIL 7, 1997
      (Date Tender Offer First Published, Sent or Given to Security Holders)

            THIS STATEMENT IS FILED IN CONNECTION WITH A TENDER OFFER.

                             CALCULATION OF FILING FEE
             TRANSACTION VALUATION            AMOUNT OF FILING FEE
                 $242,759,368*                      $48,553**

      * For purposes of fee calculation only. The total transaction value is based on 66,741,035 Shares outstanding as of April 2, 1997 less 36,396,114 Shares owned by Parent and Purchaser, multiplied by the offer price of $8.00 per Share.

      ** The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934 equals 1/ 50 of 1% of the value of the shares to be purchased.

      [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2).

      Amount Previously Paid:            $48,553
      Filing Parties:                    Monsanto Company,
                                         Monsanto Acquisition Company, Inc.
      Form of Registration No.:          Schedule 14D-1
      Date Filed:                        April 7, 1997

                                   INTRODUCTION

                This Amendment No. 3 (this "Amendment") amends and supplements the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission on April 7, 1997 (as amended from time to time, the "Schedule 13E-3") by Monsanto Company ("Parent"), Monsanto Acquisition Company, Inc. ("Purchaser"), and Calgene, Inc. (the "Company"). The Schedule 13E-3 and this Amendment relate to a tender offer by Purchaser for all outstanding shares of common stock, par value $.001 per share (the "Shares"), of the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 7, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are filed as Exhibits (d)(1) and (d)(2), respectively, to the Schedule 13E-3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer to Purchase.

        ITEM 10. INTEREST IN SECURITIES OF THE ISSUER

                Item 10(b) is hereby amended in its entirety as follows:

                "The response to Item 6(b) of the Schedule 14D-1 is
            hereby incorporated herein by reference."


        ITEM 16. ADDITIONAL INFORMATION

                The information set forth in the press release issued by Parent on May 5, 1997 is incorporated herein by reference and is filed as Exhibit (d)(10) to this Amendment.


        ITEM 17. MATERIAL TO BE FILED AS EXHIBITS

                (d)(10) Text of Press Release, dated May 5, 1997, issued by Monsanto Company.





                                    SIGNATURES

            After due inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                  CALGENE, INC.


                                  By: /s/ Michael J. Motroni
                                  Name:   Michael J. Motroni
                                  Title:  Vice President for Finance and
                                            Secretary



                                  MONSANTO COMPANY


                                  By: /s/ Hendrik A. Verfaillie
                                  Name:   Hendrik A. Verfaillie
                                  Title:  Executive Vice President



                                  MONSANTO ACQUISITION COMPANY, INC.


                                  By: /s/ Hendrik A. Verfaillie
                                  Name:   Hendrik A. Verfaillie
                                  Title:  President



        Dated:  May 6, 1997





                                   EXHIBIT INDEX

        EXHIBIT
           NO.           DESCRIPTION

        (a)      Not applicable.

        (b)(1)* Opinion of Montgomery Securities, Inc., dated March 31, 1997 (included as Annex A to Exhibit(d)(1)).

        (b)(2)*  Presentation of Montgomery Securities, Inc., dated March
                 31, 1997.

        (c)(1) Agreement and Plan of Merger, dated as of March 31, 1997, by and among Monsanto Company, Monsanto
                 Acquisition Company, Inc. and Calgene, Inc.
                 (incorporated herein by reference to Exhibit 1 to the Schedule 13D (Amendment No. 5) filed by Monsanto Company with the SEC on April 2, 1997).

        (c)(2) Amendment to the Amended and Restated Stockholders Agreement, dated as of March 31, 1997, by and between Monsanto Company and Calgene, Inc. (incorporated herein by reference to Exhibit 2 to the Schedule 13D (Amendment No. 5) filed by Monsanto Company with the SEC on April 2, 1997).

        (c)(3) Agreement and Plan of Reorganization, dated as of October 13, 1995, between Monsanto Company and Calgene, Inc. (A)

        (c)(4) Stock Purchase Agreement, dated as of September 27, 1996, between Monsanto Company and Calgene, Inc. (B)

        (c)(5) Amended and Restated Stockholders Agreement, dated as of November 12, 1996, between Monsanto Company and Calgene, Inc. (B)

        (c)(6) Stockholders Agreement, dated as of March 31, 1996, between Monsanto Company and Calgene, Inc. (A)

        ---------------
        *    Previously filed.

        (A)  Incorporated herein by reference to the Registration
             Statement on Form S-4, filed by the Company with the SEC on February 6, 1996.

        (B) Incorporated herein by reference to the Transition Report on Form 10-K for the six-month period ended December 31, 1996, filed by the Company with the SEC on March 31, 1997.





        EXHIBIT
           NO.           DESCRIPTION

        (c)(7) Calgene Credit Facility Agreement, dated as of March 31, 1996, between Calgene, Inc. and Monsanto Company. (A)

        (c)(8) Gargiulo Credit Facility Agreement, dated as of March 31, 1996, between Calgene, Inc. and Monsanto Company.
                 (A)

        (c)(9)   Complaint filed January 29, 1997, in Obstfeld v.
                 Salquist, et al. (incorporated herein by reference to Exhibit(c)(9) to the Schedule 14D-1).

        (c)(10) Complaint filed January 29, 1997, in Siegel v. Calgene, Inc., et al. (incorporated herein by reference to Exhibit(c)(10) to the Schedule 14D-1).

        (c)(11) Complaint filed January 29, 1997, in Susser v. Kunimoto, et al. (incorporated herein by reference to Exhibit(c)(11) to the Schedule 14D-1).

        (c)(12) Complaint filed January 29, 1997, in Elstein v. Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(12) to the Schedule 14D-1).

        (c)(13) Complaint filed January 29, 1997, in Manson v. Fortune, et al. (incorporated herein by reference to Exhibit(c)(13) to the Schedule 14D-1).

        (c)(14) Complaint filed January 30, 1997, in Settle v. Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(14) to the Schedule 14D-1).

        (c)(15) Complaint filed January 31, 1997, in Glickberg v. Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(15) to the Schedule 14D-1).

        (c)(16) Complaint filed February 5, 1997, in Lewis v. Monsanto Company, et al. (incorporated herein by reference to Exhibit(c)(16) to the Schedule 14D-1).

        (c)(17)  Order of Consolidation, dated March 10, 1997
                 (incorporated herein by reference to Exhibit(c)(17) to the Schedule 14D-1).

        ---------------
        (A)  Incorporated herein by reference to the Registration
             Statement on Form S-4, filed by the Company with the SEC on February 6, 1996.





        EXHIBIT
           NO.           DESCRIPTION

        (c)(18) Memorandum of Understanding, dated March 31, 1997 (incorporated herein by reference to Exhibit(c)(18) to the Schedule 14D-1).

        (c)(19) Complaint filed by Fletcher Capital Markets, Inc. in the United States District Court for the District of Delaware on April 30, 1997 (incorporated herein by reference to Exhibit(c)(19) to the Schedule 14D-1).

        (d)(1)    Form of Offer to Purchase, dated April 7, 1997
                  (incorporated herein by reference to Exhibit(a)(1) to the Schedule 14D-1).

        (d)(2) Form of Letter of Transmittal (incorporated herein by reference to Exhibit(a)(2) to the Schedule 14D-1).

        (d)(3) Form of Letter from Goldman, Sachs & Co. to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit(a)(3) to the Schedule 14D-1).

        (d)(4) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients
                  (incorporated herein by reference to Exhibit(a)(4) to the Schedule 14D-1).

        (d)(5) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit(a)(5) to the Schedule 14D-1).

        (d)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
                  (incorporated herein by reference to Exhibit (a)(6) to the Schedule 14D-1).

        (d)(7) Summary Advertisement as published in The Wall Street Journal on April 7, 1997 (incorporated herein by reference to Exhibit (a)(7) to the Schedule 14D-1).

        (d)(8) Text of Joint Press Release, dated April 1, 1997, issued by Monsanto Company (incorporated herein by reference to Exhibit 3 to the Schedule 13D (Amendment No. 5) filed by Calgene, Inc. and Monsanto Company with the SEC on April 2, 1997).





        EXHIBIT
           NO.           DESCRIPTION

        (d)(9) Text of Press Release, dated April 7, 1997 issued by Monsanto Company (incorporated herein by reference to Exhibit(a)(9) to the Schedule 14D-1).

        (d)(10) Text of Press Release, dated May 5, 1997, issued by Parent (incorporated herein by reference to Exhibit(a)(10) to the Schedule 14D-1).

        (e)* Description of Appraisal Rights (included as Annex B to Exhibit(d)(1)).

        (f)       Not applicable.


        ---------------
        *    Previously filed.